SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
FEDERATED PREMIER INTERMEDIATE MUNICIPAL INCOME FUND

An Annual Meeting of Fund shareholders (Common Shares and Preferred Shares) was held on September 9, 2016. On
June 30, 2016, the record date for shareholders voting at the meeting, there were 6,984,767 total outstanding shares. The following items were considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO CLASS I TRUSTEES - COMMON SHARES AND PREFERRED SHARES:

1. Maureen Lally-Green
For            Withheld Authority to Vote
5,100,177       1,578,512

2. Thomas M. O'Neill
For            Withheld Authority to Vote
5,116,668       1,562,021

An Annual Meeting of Fund shareholders (Preferred
Shares) was held on September 9, 2016. On June 30, 2016, the record date for shareholders voting at the meeting, there were 2,443 total outstanding shares. The following item was considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO TRUSTEES - PREFERRED SHARES ONLY:

1. Peter E. Madden
For             Withheld Authority to Vote
1,870            25

2. John S. Walsh
For             Withheld Authority to Vote
1,870            25

The following Trustees of the Fund continued their terms as Trustees of the Fund: J. Christopher
Donahue, John B. Fisher, John T. Collins, G. Thomas
Hough, Charles F. Mansfield, Jr. and P. Jerome
Richey.


The Definitive Proxy Statement for this Annual Meeting was filed with the Securities and Exchange Commission on July 22, 2016, and is incorporated by reference. (File
No. 811-21249)